UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 17, 2012

Commission File Number 0-31014

CATALYST HEALTH SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	52-2181356
(State or other Jurisdiction of incorporation)	(IRS Employer Identification No.)

800 King Farm Boulevard

Rockville, Maryland 20850

(Address of principal executive offices)

(301) 548-2900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Catalyst Health Solutions, Inc., through a subsidiary (together “Catalyst” or “the Company”), presently provides pharmacy benefits plan management services and pharmacy purchasing pool management services to the State of Maryland (which approximates 200,000 lives) under a contract whose stated term ends on June 30, 2012. In 2010, the State of Maryland Department of Budget and Management (“DBM”) conducted a procurement for a new contract for these services. DBM found that Catalyst’s proposal was the best proposal under the technical factors and the second best proposal under the price factors, but recommended that the Maryland contract be awarded to Express Scripts. Catalyst filed protests against that recommendation. DBM denied the protests, and the Company appealed the denials to the Maryland State Board of Contract Appeals (“MSBCA”). A hearing was held in October 2011, and on January 17, 2012, the Company received a decision from the MSBCA declining to overturn DBM’s recommendation. Catalyst expects that a recommendation of award will now be presented to the Maryland Board of Public Works for approval. The Company cannot predict how and when the Maryland Board of Public Works will act on any recommendation presented to it. No new contract award has been made to date, and Catalyst will continue to serve the State of Maryland until further notice. The Company does not expect these events to impact 2012 financial guidance. The Company will provide additional information as it becomes available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATALYST HEALTH SOLUTIONS, INC.

Dated: January 20, 2012	By:	/s/ Timothy R. Pearson

Timothy R. Pearson

Executive VP and Chief Financial Officer